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                                                                    EXHIBIT 11.1

            STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                                ICN MERGER CORP.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The computation of pro forma net income per share for the year ended December 31, 1993 and for the six months ended June 30, 1994 is as follows:


                                                                                   SIX
                                                                                  MONTHS
                                                                                  ENDED
                                                                DECEMBER 31,     JUNE 30,
                                                                   1993           1994
                                                               -------------     -------
        PRIMARY
        Net income.........................................       $ 3,545        $ 3,415
                                                                  =======        =======
        Average common shares outstanding..................        26,234         26,971
        Dilutive common equivalent shares issuable upon the
          exercise of options currently outstanding to
          purchase common shares of ICN Merger Corp........           413            506
                                                                  -------        -------
                                                                   26,647         27,477
                                                                  =======        =======
        Net income per share...............................       $  0.13        $  0.12
                                                                  =======        =======
        FULLY DILUTED
        Net income.........................................       $ 3,545        $ 3,415
        Conversion of debentures...........................        13,798          6,873
                                                                  -------        -------
                                                                  $17,343        $10,288
                                                                  =======        =======
        Average common shares outstanding..................        26,234         26,971
        Dilutive common equivalent shares issuable upon the
          exercise of options currently outstanding to
          purchase common shares of ICN Merger Corp........           619            808
        Conversion of debentures...........................         8,752          8,752
                                                                  -------        -------
                                                                   35,605         36,531
                                                                  =======        =======
        Net income per share...............................       $  0.49        $  0.28
                                                                  =======        =======
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